Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS
FISCAL 2018 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

ORLANDO, Fla. May 14, 2018 - VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for global markets, today announced its financial results for its Fiscal 2018 fourth quarter and year ended February 28, 2018.
Pat Lavelle, President and CEO of VOXX International Corporation stated, “With the sale of Hirschmann in Fiscal 2018, we paid down our credit facility, strengthened our balance sheet and have begun realigning our operations to lower our overhead and bring VOXX back to profitability. This was the first step in our plan to unlock shareholder value and reposition our Company. In the coming fiscal year, we intend to look for other avenues to potentially monetize assets, while concurrently looking at opportunities to generate growth and improve the bottom-line, whether it be in the form of acquisitions or strategic partnerships.”
Lavelle continued, “R&D investments over the past several years have positioned us to bring EyeLock’s solutions to commercialization, and there are several projects in development that we believe will begin to generate royalty income for our Company this year. Similarly, we have spent considerable resources developing our next-generation rear-seat infotainment system, EVO, which is now live with three large Automotive OEM’s, with other programs to follow. There are also new programs in the healthcare space that have significant growth potential over the next two years, and new partnerships in Premium Audio that hold great promise for the category and should further extend our brand recognition. While there will always be end-of-life products within our segments, the newer categories we have invested in are positioned for growth and we should see gradual improvements throughout the year.”
Fiscal 2018 and Fiscal 2017 Fourth Quarter Results Comparisons
Net sales for the Fiscal 2018 fourth quarter ended February 28, 2018 were $122.2 million as compared to net sales of $124.9 million in the comparable year-ago period, a decline of $2.7 million or 2.1%.

•
Automotive segment sales were $45.1 million as compared to $43.1 million for the comparable Fiscal 2018 and 2017 fourth quarters, an increase of $2.0 million or 4.7%. The year-over-year increase in net sales was primarily driven by higher sales of OEM product lines, particularly the Company’s next-generation, EVO-based rear-seat infotainment system as new programs with General Motors and Ford began in the Company’s Fiscal 2018 third quarter.

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Consumer Accessories segment sales were $39.8 million as compared to $38.8 million, an increase of $0.9 million or 2.4%. The year-over-year increase in net sales was driven primarily by wireless speaker sales as well as a modest increase in Project Nursery sales, among others.

•
Premium Audio segment sales were $37.4 million as compared to $43.0 million for the comparable Fiscal 2018 and Fiscal 2017 fourth quarters, a decrease of $5.7 million or 13.1%. The decline in net sales was primarily driven by retail and discount promotions in the prior fiscal year period, which did not repeat in the current fiscal year fourth quarter.

VOXX International Corporation Reports its Fiscal 2018 Fourth Quarter and Year-end Financial Results

The gross margin for the Fiscal 2018 fourth quarter came in at 26.4% as compared to 28.8% for the same period last year. The year-over-year decline was related to lower gross margins in the Automotive segment (25.6% vs. 30.1%), Premium Audio segment (31.0% vs. 32.1%) and Consumer Accessories segment (22.9% vs. 24.0%) when comparing the Fiscal 2018 and Fiscal 2017 fourth quarters. Each of the Company’s segments reported lower gross margins due to product mix shifts in the comparable fiscal year periods.
Total operating expenses for the Fiscal 2018 fourth quarter were $37.2 million as compared to $39.7 million in the Fiscal 2017 fourth quarter, an improvement of $2.5 million or 6.2%. The year-over-year improvement was primarily related to initiatives undertaken by the Company to lower its fixed expenses. When comparing the Fiscal 2018 and Fiscal 2017 fourth quarter periods, general and administrative expenses declined by $1.5 million and engineering and technical support expenses declined by $1.5 million. These improvements were partially offset by a $0.5 million increase in selling expenses as the Company increased its advertising spend to support new product introductions and online sales, primarily in its Premium Audio and Consumer Accessories segments.
The Company reported an operating loss of $5.0 million in the Fiscal 2018 fourth quarter as compared to an operating loss of $3.7 million for the comparable Fiscal 2017 period. Total other income for the Fiscal 2018 fourth quarter was $0.5 million as compared to a loss of $0.7 million in the comparable year-ago period. Interest and bank charges declined by approximately $0.8 million due to a lower average outstanding balance on the Company's Credit Facility compared to the prior year period.
Net income from continuing operations was $8.4 million in the Fiscal 2018 fourth quarter as compared to a net loss from continuing operations of $7.9 million in the corresponding year-ago period. Net income from discontinued operations, net of tax, in the Fiscal 2018 fourth quarter was $2.3 million as compared to net income from discontinued operations, net of tax, of $5.6 million in the Fiscal 2017 fourth quarter. Net income attributable to VOXX International Corporation was $12.6 million in the Fiscal 2018 fourth quarter as compared to a net loss attributable to VOXX International Corporation of $0.1 million.
The Company reported earnings per share attributable to VOXX International Corporation of $0.52 on a basic per share basis and $0.51 on a diluted per share basis as compared to a loss per share attributable to VOXX International Corporation of $0.00 on a basic and diluted per share basis in the comparable year-ago period.
The Company reported earnings before interest, taxes, depreciation and amortization ("EBITDA") of $0.9 million and Adjusted EBITDA of $1.0 million for the Fiscal 2018 fourth quarter. This compares to EBITDA of $8.0 million and Adjusted EBITDA of $8.1 million for the comparable year-ago period.
Fiscal 2018 and Fiscal 2017 Results Comparisons

Fiscal 2018 net sales were $507.1 million as compared to net sales of $514.5 million in Fiscal 2017, a decrease of $7.4 million or 1.4%.

•
Automotive sales of $155.5 million declined year-over-year by $15.2 million, driven by lower satellite radio sales, and lower OEM rear-seat infotainment sales given the transition to the Company’s new, EVO-based system, which launched with General Motors and Ford toward the end of the Fiscal 2018 third quarter. These decreases were partially offset by a net increase in OEM remote start programs and in aftermarket overhead and headrest infotainment systems.

VOXX International Corporation Reports its Fiscal 2018 Fourth Quarter and Year-end Financial Results

•
Consumer Accessories segment sales of $178.8 million increased by $2.5 million or 1.4%. The year-over-year increase was primarily related to higher sales of the Company’s new Striiv wearables, new Project Nursery product lines, wireless speaker systems, and higher international sales, which offset declines in other categories, such as 360Fly action cameras, hook-up products and clock radios, among others.

•
Premium Audio segment sales of $172.4 million increased by $5.6 million or 3.4% due to higher sales of home entertainment speakers, including various lines of HD wireless speakers, wireless soundbars, Klipsch Heritage products and wireless and multi-room streaming audio systems. These increases were partially offset by lower sales of mobility products, commercial speakers and a decline in the European market due to an unfavorable shift in product mix.

The gross margin for Fiscal 2018 came in at 26.1% as compared to 28.0% for the same period last year, a decline of 190 basis points. The year-over-year decline was related to lower gross margins in the Automotive segment (25.6% vs. 27.4%), Premium Audio segment (31.0% vs. 33.0%) and Consumer Accessories segment (21.7% vs. 23.6%). Automotive segment gross margins were impacted by delays in the launch of new, EVO-based rear-seat infotainment programs, which were slated to begin early in the fiscal year but began late in the Fiscal 2018 third quarter, as well as higher aftermarket product sales, which tend to carry lower gross margins. Premium Audio segment gross margins were impacted by lower sales of higher margin commercial speakers, and lower margins associated with product close-outs to make way for newer models in the coming year. Offsetting these declines in the Premium Audio segment were higher sales of higher margin home entertainment speakers and systems. The decline in Consumer Accessories gross margin was primarily related to higher volume sales of fulfillment programs, higher freight charges and a one-time vendor settlement charge, among other factors.
Total operating expenses in Fiscal 2018 were $151.4 million as compared to $152.2 million in Fiscal 2017, an improvement of $0.8 million or 0.5%. When comparing the Fiscal 2018 and Fiscal 2017 twelve-month periods, general and administrative expenses declined by $0.6 million and engineering and technical support expenses declined by $3.1 million. These improvements were partially offset by a $2.9 million increase in selling expenses as the Company increased its advertising spend to support new product introductions.
The Company reported an operating loss of $19.1 million in Fiscal 2018 as compared to an operating loss of $8.2 million for the comparable Fiscal 2017 period. Total other expenses in Fiscal 2018 were $5.0 million compared to $0.8 million in Fiscal 2017. Within this, interest and bank charges declined by $1.1 million due to a lower average outstanding balance on the Company’s Credit Facility compared to Fiscal 2017. Following the sale of Hirschmann on August 31, 2017, the Company repaid its entire Credit Facility balance. Equity in income of equity investee increased by $0.4 million year-over-year. Additionally, in Fiscal 2018, the Company recorded a $1.4 million gain on its investment in Rx Networks. The big variance in total other expense was in other, net, driven primarily by net losses on foreign currency, which amounted to $8.8 million in Fiscal 2018 as compared to $0.5 million in Fiscal 2017. Included in the foreign currency losses for the year ended February 28, 2018 are losses on forward contracts totaling $6.6 million which were incurred in conjunction with the sale of Hirschmann.

VOXX International Corporation Reports its Fiscal 2018 Fourth Quarter and Year-end Financial Results

The Company reported a net loss from continuing operations of $6.7 million in Fiscal 2018 as compared to a net loss of $9.3 million in Fiscal 2017. Net income from discontinued operations in Fiscal 2018 was $34.6 million as compared to net income of $6.1 million in Fiscal 2017. As a result, net income attributable to VOXX International Corporation in Fiscal 2018 was $35.3 million as compared to $4.4 million in Fiscal 2017.
In Fiscal 2018, the Company reported earnings per share attributable to VOXX International Corporation of $1.45 on a basic per share basis and $1.44 on a diluted per share basis as compared to earnings per basic and diluted share attributable to VOXX International Corporation of $0.18 in Fiscal 2017.
In Fiscal 2018, the Company reported EBITDA of $41.1 million as compared to EBITDA of $30.1 million in Fiscal 2017, an increase of $11.0 million. Adjusted EBITDA in Fiscal 2018 was $10.7 million as compared to Adjusted EBITDA of $30.9 million in Fiscal 2017.
Discontinued Operations
On August 31, 2017, the Company completed its sale of Hirschmann Car Communication GmbH and its subsidiaries (collectively, "Hirschmann") to a subsidiary of TE Connectivity Ltd. The consideration received by the Company was €148.5 million. The purchase price, at the exchange rate as of the close of business on the Closing Date approximated $177.0 million and is subject to adjustment based upon the final working capital. The Hirschmann subsidiary group, which was previously included within the Automotive segment, qualified to be presented as a discontinued operation in accordance with ASC 205-20 beginning in the Company's second quarter ended August 31, 2017 and is reflected as such during the three and twelve months ended February 28, 2018, February 28, 2017 and February 29, 2016.
Balance Sheet Update
For the period ended February 28, 2018, the Company had cash and cash equivalents of $51.7 million as compared to cash and cash equivalents of $1.0 million as of February 28, 2017, an increase of $50.8 million. Additionally, cash and cash equivalents increased by approximately $14.2 million since the end of the Company’s Fiscal 2018 third quarter.
Total debt as of February 28, 2018 was $18.9 million, an improvement of $91.6 million as compared to February 28, 2017, as the Company used the net proceeds from the sale of Hirschmann to reduce the majority of its total debt position and all of its borrowings outstanding under its domestic credit facility. Total long-term debt as of February 28, 2018 was $8.5 million as compared to $97.7 million as of February 28, 2017, an improvement of $89.3 million. Further details can be found in Footnote 7 of the Company's Form 10-K which was just recently filed with the Securities and Exchange Commission.
Conference Call and Webcast Information
VOXX International will be hosting its conference call on Tuesday, May 15, 2018 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 8178606).

VOXX International Corporation Reports its Fiscal 2018 Fourth Quarter and Year-end Financial Results

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income (loss), computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of discontinued operations, losses on forward contracts, investment gains, impairment charges, as well as costs and bargain purchase gains relating to our acquisitions. Depreciation, amortization, stock-based compensation, bargain gains and impairment charges are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-K because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive, Consumer Electronics and Accessories, and Premium Audio industries. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. The Company has an international footprint and a growing portfolio, which comprises over 30 trusted domestic and global brands. Among the Company's brands are VOXX Automotive, Klipsch®, RCA®, Invision®, Rosen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, 808®, Prestige®, EyeLock, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, and Oehlbach®. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate

VOXX International Corporation Reports its Fiscal 2018 Fourth Quarter and Year-end Financial Results

proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2018.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
February 28, 2018 and February 28, 2017
(In thousands, except share data)

	February 28, 2018	February 28, 2017
Assets
Current assets:
Cash and cash equivalents	$51,740	$956
Accounts receivable, net	81,116	79,971
Inventory, net	117,992	122,352
Receivables from vendors	493	634
Prepaid expenses and other current assets	14,007	12,332
Income tax receivable	511	1,596
Assets held for sale, current	—	55,507
Total current assets	265,859	273,348
Investment securities	4,167	10,388
Equity investments	21,857	21,926
Property, plant and equipment, net	65,259	65,589
Goodwill	54,785	53,905
Intangible assets, net	150,320	154,939
Deferred tax assets	24	23
Other assets	13,373	1,699
Assets held for sale, non-current	—	86,669
Total assets	$575,644	$668,486
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$34,700	$46,244
Accrued expenses and other current liabilities	36,350	32,110
Income taxes payable	2,587	703
Accrued sales incentives	14,020	13,154
Current portion of long-term debt	7,730	9,215
Liabilities held for sale, current	—	28,641
Total current liabilities	95,387	130,067
Long-term debt, net of debt issuance costs	8,476	97,747
Capital lease obligation	699	926
Deferred compensation	3,369	3,844
Deferred tax liabilities	12,217	27,627
Other tax liabilities	2,191	3,194
Other long-term liabilities	3,187	2,125
Liabilities held for sale, non-current	—	11,641
Total liabilities	125,526	277,171
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding (see Note 9)	—	—
Common stock:
Class A, $.01 par value; 60,000,000 shares authorized, 24,106,194 and 24,067,444 shares issued and 21,938,100 and 21,899,370 shares outstanding at February 28, 2018 and February 28, 2017, respectively	256	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	296,395	295,432
Retained earnings	194,673	159,369
Accumulated other comprehensive loss	(14,222)	(43,898)
Treasury stock, at cost, 2,168,094 and 2,168,074 shares of Class A Common Stock at February 28, 2018 and February 28, 2017, respectively	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	455,948	390,005
Non-controlling interest	(5,830)	1,310
Total stockholders' equity	450,118	391,315
Total liabilities and stockholders' equity	$575,644	$668,486

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years Ended February 28, 2018, February 28, 2017 and February 29, 2016
(In thousands, except share and per share data)

	Year Ended	Year Ended	Year Ended
	February 28, 2018	February 28, 2017	February 29, 2016
Net sales	$507,092	$514,530	$530,206
Cost of sales	374,795	370,500	386,670
Gross profit	132,297	144,030	143,536
Operating expenses:
Selling	45,999	43,108	43,576
General and administrative	78,957	79,573	84,234
Engineering and technical support	26,440	29,517	22,923
Intangible asset impairment charges	0	0	9,070
Acquisition related costs	0	0	800
Total operating expenses	151,396	152,198	160,603
Operating loss	(19,099)	(8,168)	(17,067)
Other (expense) income:
Interest and bank charges	(6,009)	(7,105)	(7,898)
Equity in income of equity investee	7,178	6,797	6,538
Investment gain	1,416	—	—
Gain on bargain purchase	—	—	4,679
Other, net	(7,590)	(454)	576
Total other (expense) income, net	(5,005)	(762)	3,895
Loss from continuing operations before income taxes	(24,104)	(8,930)	(13,172)
Income tax (benefit) expense from continuing operations	(17,445)	338	(2,351)
Net loss from continuing operations	$(6,659)	$(9,268)	$(10,821)
Net income from discontinued operations, net of tax	34,618	6,066	4,758
Net income (loss)	$27,959	$(3,202)	$(6,063)
Less: net loss attributable to non-controlling interest	(7,345)	(7,624)	(3,381)
Net income (loss) attributable to VOXX International Corporation	$35,304	$4,422	$(2,682)

Other comprehensive income (loss):
Foreign currency translation adjustments	28,804	(3,194)	(5,702)
Derivatives designated for hedging, net of tax	(698)	210	(2,440)
Pension plan adjustments, net of tax	1,496	(180)	640
Unrealized holding gain (loss) on available-for-sale investment securities arising during the period, net of tax	74	(17)	20
Other comprehensive income (loss), net of tax	29,676	(3,181)	(7,482)
Comprehensive income (loss) attributable to VOXX International Corporation	$64,980	$1,241	$(10,164)
Earnings (loss) per share - basic:
Continuing operations	$0.03	$(0.07)	$(0.31)
Discontinued operations	$1.43	$0.25	$0.20
Attributable to VOXX International Corporation	$1.45	$0.18	$(0.11)
Earnings (loss) per share - diluted:
Continuing operations	$0.03	$(0.07)	$(0.31)
Discontinued operations	$1.41	$0.25	$0.20
Attributable to VOXX International Corporation	$1.44	$0.18	$(0.11)
Weighted-average common shares outstanding (basic)	24,290,563	24,160,324	24,172,710
Weighted-average common shares outstanding (diluted)	24,547,246	24,160,324	24,172,710

VOXX International Corporation and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
Three Months Ended February 28, 2018 and February 28, 2017
(In thousands, except share and per share data)

	Three-Months Ended	Three-Months Ended
	February 28, 2018	February 28, 2017
Net sales	$122,236	$124,894
Cost of sales	90,023	88,928
Gross profit	32,213	35,966

Operating expenses:
Selling	11,194	10,721
General and administrative	19,862	21,326
Engineering and technical support	6,142	7,626
Total operating expenses	37,198	39,673

Operating loss	(4,985)	(3,707)

Other (expense) income:
Interest and bank charges	(1,159)	(1,911)
Equity in income of equity investee	1,444	1,513
Other, net	182	(318)
Total other income (expense), net	467	(716)

Loss from continuing operations before income taxes	(4,518)	(4,423)
Income tax (benefit) expense from continuing operations	(12,914)	3,522
Net income (loss) from continuing operations	8,396	(7,945)

Net income from discontinued operations, net of tax	2,276	5,649
Net income (loss)	10,672	(2,296)
Less: net loss attributable to non-controlling interest	(1,913)	(2,206)
Net income (loss) attributable to VOXX International Corporation	$12,585	$(90)

Other comprehensive income (loss):
Foreign currency translation adjustments	1,135	(26)
Derivatives designated for hedging, net of tax	262	(30)
Pension plan adjustments, net of tax	(192)	(224)
Unrealized holding loss on available-for-sale investment securities arising during the period, net of tax	—	(13)
Other comprehensive income (loss), net of tax	1,205	(293)
Comprehensive income (loss) attributable to VOXX International Corporation	$13,790	$(383)

Earnings (loss) per share - basic:
Continuing operations	$0.42	$(0.24)
Discontinued operations	$0.09	$0.23
Attributable to VOXX International Corporation	$0.52	$—

Earnings (loss) per share - diluted:
Continuing operations	$0.42	$(0.24)
Discontinued operations	$0.09	$0.23
Attributable to VOXX International Corporation	$0.51	$—

Weighted-average common shares outstanding (basic)	24,316,103	24,160,324
Weighted-average common shares outstanding (diluted)	24,615,627	24,160,324

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Fiscal	Fiscal	Fiscal
	2018	2017	2016
Net income (loss) attributable to VOXX International Corporation	$35,304	$4,422	$(2,682)
Adjustments:
Interest expense and bank charges (1)	5,169	6,860	7,960
Depreciation and amortization (1)	13,879	17,064	15,228
Income tax expense (benefit)	(13,262)	1,759	(1,735)
EBITDA	41,090	30,105	18,771
Adjustments:
Stock-based compensation attributable to stock options and restricted stock	552	753	859
Gain on sale of discontinued operations	(36,118)	—	—
Loss on forward contracts attributable to sale of business	6,618	—	—
Investment gain	(1,416)	—	—
Intangible and long-lived asset impairment charges	0	—	9,070
Acquisition related costs	0	—	800
Gain on bargain purchase	0	—	(4,679)
Adjusted EBITDA	$10,726	$30,858	$24,821
Diluted income (loss) per common share attributable to VOXX International Corporation	$1.44	$0.18	$(0.11)
Diluted adjusted EBITDA per common share attributable to VOXX International Corporation	$0.44	$1.28	$1.03

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense, bank charges, as well as depreciation and amortization expense added back to net income (loss) have been adjusted in order to exclude the minority interest portion of these expenses attributable to EyeLock LLC.

(2) EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net income (loss) from both continuing and discontinued operations for all periods presented. The Company sold its Hirschmann subsidiary on August 31, 2017.

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share (2)

	Three Months Ended February 28, Fiscal	Three-Months Ended February 28, Fiscal
	2018	2017
Net income (loss) attributable to VOXX International Corporation	$12,585	$(90)
Adjustments:
Interest expense and bank charges (1)	842	1,726
Depreciation and amortization (1)	2,717	4,349
Income tax expense (benefit)	(15,201)	1,977
EBITDA	943	7,962
Adjustments:
Stock-based compensation attributable to stock options and restricted stock	107	185
Adjusted EBITDA	$1,050	$8,147
Diluted income (loss) per common share attributable to VOXX International Corporation	$0.51	$—
Diluted adjusted EBITDA per common share attributable to VOXX International Corporation	$0.04	$0.34

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense, bank charges, as well as depreciation and amortization expense added back to net income (loss) have been adjusted in order to exclude the minority interest portion of these expenses attributable to EyeLock LLC.

(2) EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this presentation are based on a reconciliation to Net income attributable to VOXX International Corporation, which includes net income (loss) from both continuing and discontinued operations for all periods presented. The Company sold its Hirschmann subsidiary on August 31, 2017.